EXHIBIT 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective as of February 26, 2015 (the “Effective Date”), by and between KLX Inc., a Delaware corporation (the “Company”), and John A. Cuomo (the “Executive”).

RECITALS

WHEREAS, the Company wishes to continue to employ the Executive and the Executive wishes to accept such employment on the terms and conditions hereafter set forth; and

WHEREAS, the Company and the Executive are currently parties to an employment agreement dated on March 9, 2012 (the “Prior Agreement”) that the Executive entered into with B/E Aerospace, Inc., a Delaware corporation (“B/E”) when it was the parent company of the Company and B/E assigned the Prior Agreement to the Company in connection with the spin-off; and

WHEREAS, the Company wishes to continue to secure for itself the experience, abilities and services of the Executive and to prevent the loss of such experience, services and abilities subject to the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Executive and the Company are entering into the KLX 2015 Proprietary Rights Agreement, (the “2015 Proprietary Rights Agreement”), attached hereto as Exhibit A, and hereby incorporated by reference; and

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, each intending to be legally hound, do hereby agree as follows:

1.Employment. Unless otherwise terminated pursuant to the provisions of Section 4 or 5 hereof, the Company shall employ the Executive and the Executive shall perform services for and continue in the employment of the Company commencing on the Effective Date until the third anniversary of the Effective Date, and the Executive’s employment hereunder shall automatically be extended on the first anniversary date of the Effective Date and on each subsequent anniversary of the Effective Date for additional one (1) year periods until either the Company or the Executive gives the other party at least thirty (30) days’ written notice prior to the anniversary of the Effective Date of any such year of its or his desire to not renew the then current term of this Agreement, unless the Executive’s employment is terminated earlier pursuant to this Agreement as hereinafter set forth.  For purposes of this Agreement, the term “Employment Term” shall mean the initial three (3) year period and all extensions thereof, if any, as aforesaid, provided that the

Executive continues to be employed by the Company; provided, however that for the purposes of Sections 4 and 5 of this Agreement, the Employment Term shall run through the last day of the then current Employment Term (assuming for this purpose the Executive’s continued employment through such last day).

2.Position and Duties. The Executive shall serve the Company in the capacity of Vice President and General Manager, Aerospace Solutions Group and shall be accountable to and shall have such other powers, duties and responsibilities, consistent with such capacity, as may from time to time be prescribed by the President or Chief Operating Officer of the Company, or his/their designee, in his/their sole discretion. The Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such powers, duties and responsibilities and shall comply with all of the Company’s policies and procedures. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.

3.Compensation.

(a)Salary. During the Employment Term, the Executive shall receive a salary (the “Salary”) payable at the rate of $360,081.00 per annum. Such rate shall be subject to adjustment from time to time by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Salary shall be payable biweekly or in accordance with the Company’s current payroll practices, less all required deductions. The Salary shall be pro-rated for any period of service less than a full year.

(b)Incentive Bonus. During the Employment Term, the Executive shall be eligible to receive an incentive performance bonus of up to 75% of the Salary (the “Target Bonus”) in accordance with the Company’s executive bonus plan then in effect, as determined by the Compensation Committee at the end of the applicable fiscal year in its sole discretion. The incentive bonus, if any, shall be paid in accordance with Company policy, but in no event later than March 15th of the year following the year in which the Executive earned such bonus.

(c)Expenses. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him on behalf of the Company in accordance with the Company’s policies and procedures in effect from time to time.

(d)Benefits. During the Employment Term, the Executive shall be entitled to participate in or receive benefits under any life or disability insurance, health, pension, retirement, accident, and other employee benefit plans, programs and arrangements made generally available by the Company to its executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements in effect from time to time. In accordance with the Company’s policies in effect from time to time applicable to the Executive, the Executive shall also be entitled to paid vacation in any fiscal year during the Employment Term as well as all paid holidays given by the Company to its employees.

(e)Automobile. During the Employment Term, the Executive shall receive an automobile allowance (the “Automobile Allowance”) of $1,100 per month less applicable taxes, payable in accordance with Company policy, but in no event later than March 15th of the year following the year in which the Automobile Allowance will accrue.

(f)Equity Awards.

(i)During the Employment Term, the Executive shall be eligible to participate in the Company’s equity incentive plan as determined by the Compensation Committee in its sole discretion. The grant timing, form and amount of the equity awards shall be determined by the Compensation Committee in its sole discretion. The equity awards shall be granted pursuant to and subject to the terms of the Company’s Long-Term Incentive Plan (or any successor plan) and an award agreement to be entered into between the Company and the Executive.

(ii)Notwithstanding any provision in the applicable award documents, and as additional consideration for the Executive’s non-competition and non-solicitation covenants for the benefit of the Company set forth in Section 6 of this Agreement, the Executive’s time-vested equity awards shall, subject to applicable law, accelerate and become immediately vested and unrestricted and, as applicable, become immediately exercisable and remain exercisable through the remainder of their term following the occurrence of any of the following events: (A) the termination of the Executive’s employment without Cause pursuant to Section 4(e), (B) the Executive’s termination due to Incapacity pursuant to Section 4(c), (C) the Executive’s death, or (D) upon a Change of Control Termination (as defined in Section 5, below). Nothing in this Section 3(f)(ii) shall alter the terms of any equity awards subject to performance-based vesting.

4.Termination and Compensation Thereon.

(a)Termination. Subject to the terms and conditions of this Agreement, the Executive’s employment pursuant to this Agreement may be terminated either by the Executive or the Company at any time and for any reason. The term “Termination Date” shall mean the date upon which the Executive’s employment is terminated (i) by his death, (ii) by his Incapacity (as defined in Section 4(c)), (iii) otherwise in accordance with this Agreement, or (iv) for any other reason, the Executive incurs a Separation from Service (as defined in Section 14(c)).

(b)Death.  The Executive’s employment shall terminate upon his death.  In such event, the Company shall, within thirty (30) days following the date of death, pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to the Executive’s estate, a lump-sum amount equal to the sum of (A) a prorated portion of 75% of the Executive’s then current Salary, with the prorated amount to be determined based on the number of days that the Executive was employed by the Company in the year during which the Termination Date occurs, (B) the Executive’s Salary for the remainder of the Employment Term, (C) the maximum annual contribution under the Company’s deferred compensation plan of seven and a half percent (7.5%) of the Executive’s total base salary and annual cash bonus (with such maximum amount to be determined in accordance with the terms of the applicable deferred compensation plan) that would have been made during the remainder of the Employment Term and (D) two (2) times the Executive’s Target Bonus, in the case of each of clauses (B), (C) and (D) at the rates in effect as of the Termination Date (the lump sum amount determined in accordance with this Section 4(b), the “Termination Amount”).

(c)Incapacity. If, in the reasonable judgment of the Chief Executive Officer of the Company, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his full-time duties as described hereunder for the entire period of six (6) consecutive months (“Incapacity”), the Executive’s employment shall terminate at the end of the six (6)-month period. In such event, upon the Termination Date, the Company shall pay to the Executive a lump-sum amount equal to the Termination Amount. The lump sum payment shall be made within sixty (60) days following the Termination Date, provided that prior to the payment date the Executive or his designated appointee signs a waiver and release of claims agreement in the form provided by the Company in its discretion and such waiver and release becomes effective and irrevocable in its entirety prior to such date. If the waiver and release does not become effective and irrevocable on or prior to the payment date set forth in the preceding sentence, the Company shall have no further obligations pursuant to Section 4(c). The Company’s obligation to pay the Executive his Salary and benefits (to the extent not previously paid) shall terminate if the Executive subsequently takes other employment to the extent of the Executive’s salary and benefits from such subsequent employment. Any dispute between the Company’s President or Chief Operating Officer and the Executive with respect to the Executive’s Incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Company’s President or Chief Operating Officer and the Executive, whose decision shall be limited to a determination of whether the Company’s President or Chief Operating Officer had exercised reasonable judgment in making a determination of the Executive’s Incapacity and shall be binding on all parties, without any right to appeal.

(d)Termination by the Company for Cause; Resignation by the Executive.

(i)If the Company terminates the Executive’s employment for Cause or the Executive resigns or terminates his employment for any reason, the Company shall have no further obligations to the Executive hereunder after the Termination Date, except for unpaid Salary and benefits accrued through the Termination Date.

(ii)For purposes of this Agreement, “Cause” shall mean (i) the Executive’s failure, refusal or neglect to perform and discharge his powers, duties, obligations or responsibilities as an employee of the Company (including duties prescribed hereunder or by the President and Chief Operating Officer pursuant to Section 2 above), violation of Company policies, breach of the terms of this Agreement or the 2015 Proprietary Rights Agreement, or breach of any fiduciary duties or duties of loyalty the Executive may have because of any position the Executive holds with the Company or any subsidiary or affiliate thereof; (ii) conviction of, or plea of nolo contendere to, a felony or any other crime involving the Executive’s personal dishonesty or moral turpitude or that could reflect negatively upon the Company or any of its subsidiaries or affiliates; (iii) the Executive’s indictment by a grand jury for acts detrimental to the Company’s best interests; or (iv) the Executive’s engagement in willful misconduct (including any willful violation of federal securities laws), negligence, act of dishonesty, violence or threat of violence, in each case that would reasonably be expected to result in injury to the Company or any of its subsidiaries or affiliates.

(e)Termination without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. In such event, the Company shall pay to the Executive a lump sum amount equal to the Termination Amount on the sixtieth (60th) day following the Termination Date. Notwithstanding the foregoing, no payments shall be made pursuant to this Section 4(e) unless the Executive signs a waiver and release agreement in the form provided by the Company in its sole discretion and such waiver and release becomes effective and irrevocable in its entirety within 60 days following the Termination Date. If the waiver and release does not become effective and irrevocable on or prior to the payment date set forth above in this Section 4(e), the Company shall have no further obligations pursuant to Section 4(e)).

(f)Benefit Continuation.  If the Executive’s employment is terminated pursuant to Sections 4(b), 4(c), 4(e) or 5(c) then the Company shall provide the Executive and, as applicable, his eligible spouse and eligible dependents with continued participation in the medical, dental and health benefit plans (except for the executive medical reimbursement plan) then generally available to the Company’s executive officers on similar terms and conditions as active executives, from the Termination Date until the earlier of (i) the first (1st) anniversary of the Termination Date and (ii) the date the Executive becomes eligible for comparable benefits provided by a third party; provided, however, that the continuation of such benefits shall be subject to the continued availability of and respective terms of the applicable plan, as in effect from time to time, and the timely payment by the Executive of his allocable share of the applicable premiums in effect from time to time. The Executive shall be solely responsible for all taxes related to the receipt of post employment medical, dental and health benefits.

5.Change of Control.

(a)   Change of Control Payments.  In the event of a Change of Control of the Company (as defined below) during the Employment Term, the Executive shall be eligible to receive, subject to his continued employment with the Company (or with any successor to the Company or any entity assigned this Agreement pursuant to Section 16 of this Agreement) through each applicable payment date (as set forth in Section 5(b)),  payments equal to the sum of (A) a prorated portion of 75% of the Executive’s then current Salary, with the prorated amount to be determined based on the number of days that the Executive was employed by the Company prior to the

Change of Control Date during the year that the Change of Control occurs, (B) the Executive’s Salary for the remainder of the Employment Term, (C) the maximum annual contribution under the Company’s deferred compensation plan of seven and a half percent (7.5%) of the Executive’s total base salary and annual cash bonus (with such maximum amount to be determined in accordance with the terms of the applicable deferred compensation plan) that would have been made during the remainder of the Employment Term and (D) two (2) times the Executive’s Target Bonus, in the case of each of clauses (B), (C) and (D) at the rates in effect as of the Change of Control Date (the aggregate amount determined in accordance with this Section 5(a), the “Change of Control Amount”).    For purposes of determining the Company’s obligations under this Section 5 the date on which a Change of Control is effective shall be referred to as the “Change of Control Date.”

(b)      Change of Control Payment Dates.  The Change of Control Amount shall be paid to the Executive, subject to the Executive’s employment through each applicable payment date, in equal biweekly installments beginning on the first regular payroll date following the Change of Control Date and ending at the end of the Employment Term (as in effect as of the Change of Control Date).

(c)      Change of Control Termination.  In the event that the Executive has a Separation from Service due to the Executive’s employment being terminated by the Company without Cause or due to the Executive’s death or Incapacity (a “Change of Control Termination”) prior to the payment of the full Change of Control Amount, the Executive shall be entitled to a lump sum payment equal to the unpaid portion of the Change of Control Amount on the sixtieth (60th) day following the date of the Change of Control Termination.  Notwithstanding the foregoing, no payments shall be made pursuant to this Section 5(c) in connection with a termination of employment without Cause or due to the Executive’s Incapacity unless the Executive signs a waiver and release agreement in the form provided by the Company in its sole discretion and such waiver and release becomes effective and irrevocable in its entirety within 60 days following the date that the Executive’s employment terminates. If the waiver and release does not become effective and irrevocable on or prior to the payment date set forth in this Section 5(c), the Company shall have no further obligations pursuant to this Section 5.  If the Executive’s employment is terminated by the Company for Cause or due to the Executive’s resignation for any reason, the Executive shall forfeit the remaining portion of the Change of Control Amount and the Company shall have no further obligations pursuant to this Section 5.

(d)      Definition of Change of Control.  For purposes of this Agreement, a “Change of Control” shall mean a “change in control event” within the meaning of the default rules under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”).  The obligations of the Company pursuant to this Section 5 shall survive any termination of this Agreement or the Executive’s employment.

(e)        No Termination Payments.  In the event of a Change of Control, whether or not any payments are made pursuant to this Section 5, the Executive shall not be entitled to any compensation or benefits pursuant to Section 4 (except for accrued Salary and any benefits continuation provided pursuant to Section 4(f) following a Change of Control Termination), including, without limitation, any payments relating to a Termination Amount.

6.Covenants of the Executive. In consideration of the receipt and execution of this Agreement, including all of the benefits set forth herein that are beyond or in addition to the benefits the Executive was previously entitled or eligible to receive (each benefit separately and cumulatively being sufficient consideration for the Executive’s covenants contained in this Section 6), and the Executive’s continued employment as the Vice President and General Manager, Aerospace Solutions Group (also separately being sufficient consideration for the Executive’s covenants contained in this Section 6), the Executive agrees as follows:

(a) Non-Competition.

(i)The Executive shall not during the Executive’s employment with the Company and for two (2) years after the Termination Date (the “Non-Compete Restrictive Period”), directly or indirectly:

(A)compete in the United States or on the internet with respect to any “Competing Product or Service,” which is defined to mean those products or services offered and/or under development by the Company or any of its subsidiaries or affiliates during the Executive’s employment (both during the term of this Agreement and any periods prior to this Agreement whereby Executive was employed by the Company or its predecessors) with the Company of which the Executive has knowledge, or any product or service competitive with or intended to compete with such products or services, or any product or service of the Company or any of its subsidiaries or affiliates which the Executive acquired knowledge of as a result of, arising out of, or from his employment with the Company (including its predecessors); and

(B)own, invest in, make loans to, operate, manage, control, participate in, consult with, or advise, any entity or person that provides a Competing Product or Service with the Company in the United States or on the internet. This covenant shall not prevent the Executive from having passive investments of less than five percent (5%) of the outstanding equity securities of any entity listed for trading on a national stock exchange (as defined in the Securities Exchange Act of 1934) or any recognized automatic quotation system.

(ii)If the Executive breaches any covenant contained in this Section 6(a), the Executive agrees and acknowledges that the Non-Compete Restrictive Period shall be extended during the time of such breach. The Executive further agrees and acknowledges that, in the event of the Executive’s breach of any covenants contained in this Section 6(a), the Non-Compete

Restrictive Period may, to extent permitted by law, be extended for up to two (2) years, which shall commence upon either (x) a determination by the Company that the Executive has stopped breaching such covenants, or (y) the date of a court’s or arbitrator’s final determination that the Executive breached a covenant contained in Section 6(a).

(b)Non-Solicitation.

(i)As a separate and independent covenant, the Executive agrees that he shall not during his employment with the Company and for two (2) years after the Termination Date (the “Non-Solicitation Restrictive Period”), directly or indirectly:

(A)contact, solicit, perform services for, or accept work or business (in any capacity other than as a Company employee) from any clients or customers of the Company, its subsidiaries or affiliates, with whom the Executive has worked or had contact during the Executive’s employment with the Company, or of whom the Executive had knowledge of due to his employment or access to the Company’s confidential information and/or trade secrets;

(B)contact, solicit or accept contact from any clients, subcontractors, consultants, vendors, suppliers or independent contractors of the Company, its subsidiaries or affiliates, for the purpose of interfering with, causing, inviting, or encouraging any such persons or entities from altering or terminating their business relationship or association with the Company, its subsidiaries or affiliates. This applies to any clients, subcontractors, consultants, vendors, suppliers or independent contractors with whom the Executive has worked or had contact during his employment with the Company, or of whom the Executive had knowledge due to his employment or access to the Company’s confidential information and/or trade secrets; or

(C)contact, solicit or accept contact from any employee of the Company, its subsidiaries or affiliates for the purpose of interfering with their employment with the Company, its subsidiaries or affiliates, or inviting or encouraging them to terminate their employment with the Company, its subsidiaries or affiliates or which has the effect of altering or terminating their employment with the Company, its subsidiaries or affiliates.

(ii)If the Executive breaches any covenant contained in this Section 6(b), the Executive agrees and acknowledges that the Non-Solicitation Restrictive Period shall be extended during the time of such breach. The Executive further agrees and acknowledges that, in the event of the Executive’s breach of any covenants contained in this Section 6(b), the Non-Solicitation Restrictive Period may, to the extent permitted by law, be extended for up to two (2) years, which shall commence upon either (x) a determination by the Company that the Executive has stopped breaching such covenants, or (y) the date of a court’s or arbitrator’s final determination that the Executive breached a covenant contained in Section 6(b).

7.Amendments. No amendment to this Agreement or any schedule hereto shall be effective unless it shall be in writing and signed by each party hereto.

8.Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by telecopy or three (3) days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to it at:

KLX, Inc.

1300 Corporate Center Way

Wellington, FL 33414

Attention: Chief Operating Officer

If to the Executive, to him at:

John A. Cuomo

11 Island Avenue, #1501 Miami Beach, Florida 33139

9.Entire Agreement. This Agreement and the 2015 Proprietary Rights Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto, including, without limitation the Prior Agreement. The non-solicitation and non-competition provisions in this Agreement and in the 2015 Proprietary Rights Agreement shall be deemed separate and distinct provisions and each applicable time period shall run concurrently in accordance with its terms for the benefit of the Company.

10.Headings. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof

11.Counterparts. This Agreement may be executed in any number of counterparts which together shall constitute one instrument.

12.Governing Law. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Florida.

13.Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

14.Section 409A.

(a)If any amounts that become due under Sections 4 or 5 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until the Executive incurs a Separation from Service if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.

(b)Notwithstanding any provision of this Agreement to the contrary, if Executive is a “Specified Employee” (as defined below) he shall not be entitled to any payments upon a Separation from Service until the earlier of (i) the date which is the first (1st) business day following the date that is six (6) months after the Executive’s Separation from Service for any reason other than death or (ii) the Executive’s date of death. The provisions of this Section 14(b) shall only apply if required to comply with Section 409A.

(c)For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) and determined in accordance with the default rules under Section 409A. “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i), as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(d)It is intended that the terms and conditions of this Agreement comply with Section 409A. If any provision of this Agreement contravenes any regulations or United States Treasury guidance promulgated under Section 409A, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A, the Company may, in its sole discretion and without the Executive’s consent, modify the Agreement to: (i) comply with, or avoid being subject to, Section 409A, (ii) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. This Section 14(d) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A.

(e)Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A. No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

15.Enforceability; Waiver. If any arbitrator or court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions of this Agreement, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed, blue-penciled or reformed by the court or arbitrator in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed in such provision. The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

16.Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement may be assigned by the Company. The Executive may not assign or delegate his duties under this Agreement without the Company’s prior written approval.

17.Survival. The obligations of the Executive pursuant to the 2015 Proprietary Rights Agreement, the respective obligations of the parties pursuant to Sections 3(f) and 6 of this Agreement, and the entitlements of the Executive and obligations of the Company pursuant to Sections 4 and 5 of this Agreement, shall each survive any termination or expiration of this Agreement, or any termination or resignation of the Executive’s employment, as the case may be.

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first written above.

EXECUTIVE

/s/ John A. Cuomo
John A. Cuomo

KLX INC.

By:	/s/ Roger Franks
Name:	Roger Franks
Title:	General Counsel

EXHIBIT A

KLX 2015 Proprietary Rights Agreement

KLX 2015 PROPRIETARY RIGHTS AGREEMENT

This Proprietary Rights Agreement (“Agreement”) is intended to set forth in writing my responsibility to KLX Inc. and/or any of its subsidiaries or affiliated businesses (collectively the “Company”) during my employment, consultancy, and/or tenure as an independent contractor with the Company and thereafter. I recognize that the Company is engaged in a continuous program of research, development and production respecting its business, present and future. As part of my employment, consultancy, and/or tenure as an independent contractor with the Company, I have certain obligations relating to business, confidential and/or proprietary information of the Company, as well as to inventions which I may develop during my employment, consultancy, and/or tenure as an independent contractor with the Company.

I acknowledge and agree that:

1.Agreement, Effective Date.  This Agreement shall be effective on, the first day of my employment, consultancy, and/or tenure as an independent contractor with the Company and shall continue in effect throughout my employment, consultancy, and/or tenure as an independent contractor (the “Agreement Period”). As an inducement to and in consideration of my acceptance and/or continuation of employment, consultancy, and/or tenure as an independent contractor with the Company, and the Company’s compensating me for services and extending to me certain other benefits of a compensatory nature, but without any obligation on the Company’s part to continue such employment, compensation or benefits for any specified period whatsoever, I agree to protect, safeguard and maintain the integrity and confidentiality of the Company’s valuable assets and legitimate business interests in accordance with the terms and conditions set forth in this Agreement.

2.Confidentiality. I will maintain in confidence and will not disclose or use, either during or after the Agreement Period, any “Proprietary Information”, whether or not in written form, except to the extent required to perform my duties on behalf of the Company. Proprietary Information means all of the following materials and information that I use, receive, have access to, conceive or develop or have used, received, conceived or developed, in whole or in part, in connection with my employment, consultancy, and/or tenure as an independent contractor with the Company:

(i) Written materials of the Company;

(ii)The names and information relating to customers and prospective customers of the Company and/or persons, firms, corporations or other entities with whom the Company has provided goods or services at any time, including contact persons, addresses and phone numbers, their characteristics and preferences and types of services provided to or received from those customers and prospective customers;

(iii) The terms of various agreements between the Company and any third parties, including without limitation, the terms of customer agreements, vendor or supplier agreements, lease agreements, advertising agreements, fee arrangements, terms of dealing and the like;

(iv) Any data or database, trading algorithms or processes, or other information compiled by the Company, including, but not limited to, customer lists, customer information, information concerning the Company, or any business in which the Company is engaged or contemplates becoming engaged, any company with which the Company engages in business, any customer, prospective customer or other person, firm or corporation to whom or which the Company has provided goods or services or to whom or which any employee of the Company has provided goods or services on behalf of the Company, or any compilation, analysis, evaluation or report concerning or deriving from any data or database, or any other information;

(v)All policies, procedures, strategies and techniques regarding the services performed by the Company or regarding the training, marketing and sales of the Company, either oral or written. The Company’s internal corporate policies and practices related to its services, price lists, fee arrangements and terms of dealings with customers or potential customers or vendors. Information relating to formulas, records, research and development data, trade secrets, processes, other methods of doing business, forecasts and business and marketing plans;

(vi)Any other information, data, know-how or knowledge of a confidential or proprietary nature observed, used, received, conceived or developed by me in connection with my employment, consultancy, and/or tenure as an independent contractor by the Company, including and not limited to the Company’s methodologies, price strategies, price lists, costs and quantities sold, financial and sales information, including, but not limited to, the Company’s financial condition, business interests, initiatives, objectives, plans or strategies; internal information regarding personnel identity, skills, compensation, organizational charts, budgets or costs of individual departments, and the compensation paid to those working for or who provide services to the Company; and performance of investments, funds or portfolio companies, including any “track record” or other financial performance information or results;

(vii)All other non-public information regarding the amount and nature of the capital and assets owned or controlled by, or net worth of, the Company and/or any of the Company’s shareholders, members, partners, employees or investors; the investments made, directly or indirectly, by the Company (including, but not limited to, any partnerships, corporations or other entities in which the Company may invest and the assets which any of those entities acquires); the expected or actual rates of return or holding periods of any investment by the Company; the respective interest in any investment of any of its shareholders, members, partners or investors or the manner in which those interests are held; the identities of the other persons or entities who participate in any investment made by the Company; and financial statements, projections, budgets and market information;

(viii)All discoveries, software (including, without limitation, both source code and object code), models, drawings, photographs, specifications, trademarks, formulas, patterns, devices, compilations and all other proprietary know-how and technology, whether or not patentable or copyrightable, and all copies and tangible embodiments of any of the foregoing, and that have been or will be created for the Company by me, whether alone or with others;

(ix)The Company’s inventions, products, research and development, production processes, manufacturing and engineering processes, machines and equipment, finances, customers, marketing, and production and future business plans, information belonging to customers or suppliers of the Company disclosed incidental to my employment, consultancy, and/or tenure as an independent contractor and any other information which is identified as confidential by the Company; and

(x) “Trade Secrets”, which shall include, but not be limited to, information regarding formulas, processes or methods that: (a) derive independent economic value, actual or potential, from not being generally known to or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of reasonable efforts by the Company to maintain its secrecy. “Trade Secrets” shall also include all other information or data that qualifies as a trade secret under applicable law.

3.Inventions.

3.1Definition of Inventions used in this Agreement: the term “Invention” means any new or useful art, discovery, contribution, finding or improvement, whether or not patentable, and all related know-how. Inventions include, but are not limited to, all designs, discoveries, formulas, processes, manufacturing techniques, semiconductor designs, computer software, inventions, improvements and ideas.

3.2 Disclosure and Assignment of Inventions.

(i)I will promptly disclose and describe to the Company all Inventions which I may solely or jointly conceive, develop, or reduce to practice during the Agreement Period (i) which relate, at the time of conception, development or reduction to practice of the Invention, to the Company’s business or actual or demonstrably anticipated research or development, (ii) which were developed, in whole or in part, on the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or Trade Secrets, or (iii) which resulted from any work I performed for the Company (the “Company Inventions”). I assign all my right, title and interest worldwide in the Company Inventions and in all intellectual property rights based upon the Company Inventions. However, I do not assign or agree to assign any Inventions relating in any way to the Company business or demonstrably anticipated research and development which were made by me prior to my employment, consultancy, and/or tenure as an independent contractor with the Company, which Inventions, if any, are identified on Appendix “A” to this Agreement. Appendix “A” contains no confidential information. I have no rights in any Inventions other than the inventions specified in Appendix “A”. If no such list is attached, I have no such Inventions or I grant an irrevocable, nonexclusive, royalty-free, worldwide license to the Company to make, use and sell Inventions developed by me prior to my employment, consultancy, and/or tenure as an independent contractor with the Company.

(ii)I recognize that Inventions relating to my activities while working for the Company and conceived or made by me, along or with others, within one (1) year after termination of the Agreement Period may have been conceived in significant part while I was retained by the Company. Accordingly, I agree that such Inventions shall be presumed to have been conceived during my employment, consultancy, and/or tenure as an independent contractor with the Company and assign such Inventions to the Company as a Company Invention unless and until I have established the contrary. I agree to disclose promptly in writing to the Company all Inventions made or conceived by me for one (1) year after the Agreement Period, whether or not I believe such Inventions are subject to this Agreement, to permit a determination by the Company as to whether or not the Inventions should be the property of the Company. Any such information will be received in confidence by the Company.

3.3 Nonassignable Inventions.  This Agreement does not apply to an invention which qualifies fully as a nonassignable invention under the laws of the state of Florida.

4.Use and Return of Proprietary Information and Trade Secrets:

(i)I agree that under no circumstance and at no time shall any of the Proprietary Information and Trade Secrets be taken from the Company’s premises and that under no circumstances and at no time shall any of the Proprietary Information and Trade Secrets be duplicated, in whole or in part, without the express written permission of the Company, which permission may be granted or denied in the Company’s sole and absolute discretion;

(ii) I agree that, upon termination of my employment (if applicable) and/or tenure as an independent contractor with the Company for any reason (regardless of whether or not the Company retains me as a consultant) or at any other time upon the Company’s request, I shall return to Company, without retaining any copies, all Proprietary Information and Trade Secrets, as well as all other Company’s documents and other materials, which are in my possession regardless of the form in which any such materials are kept;

(iii)I covenant and agree that all right, title and interest in any Proprietary Information and Trade Secrets shall be and shall remain the exclusive property of the Company and shall be and hereby are vested and assigned by me to the Company. I agree to promptly disclose to the Company all Proprietary Information and Trade Secrets developed in whole or in part by me within the scope of this Agreement. In relation to my employment, consultancy, and/or tenure as an independent contractor or the performance of this Agreement, I have created or may create certain work product for the Company that may be copyrighted or copyrightable under the laws of the United States. To the extent that any such work product is created, I will be considered to have created a Work Made for Hire as defined in 17 U.S.C. § 101, and the Company shall have the sole right to the copyright. In the event that any such work product created by me does not qualify as a Work Made for Hire, I hereby assign the copyright and all rights, throughout the world, in and to the work product to the Company, as provided for in paragraph (v) below. I agree to turn over to the Company all physical manifestations of the Proprietary Information and Trade Secrets in my possession or under my control at the request of the Company;

(iv)I acknowledge that all documents, in hard copy or electronic form, received, created or used by me in connection with my employment, consultancy, and/or tenure as an independent contractor with the Company are and will remain the property of the Company. I agree to return all such documents (including all copies) promptly upon the termination of my employment, consultancy, and/or tenure as an independent contractor, certify that no other documents remain, and agree that, during or after my employment, consultancy, and/or tenure as an independent contractor, I will not, under any circumstances, without the written consent of the Company, disclose those documents to anyone outside the Company or use those documents for any purpose other than the advancement of the Company’s interests;

(v)I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the work product (including Proprietary Information and/or Trade Secrets) and any rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such work product and any rights relating thereto, and testifying in a suit or other proceeding relating to such work product and any rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. In connection with my execution of this Agreement, I hereby irrevocably grant to the Company an irrevocable power of attorney designating and appointing the Company’s duly authorized officer as my agent and attorney in fact, should I become unable because of my mental or physical incapacity or for any other reason, to sign any documents with respect to any work product including, without limitation, permitting the Company to apply for or pursue any application for any United States or foreign patents or copyright registrations covering such work product. In connection with such power of attorney, I permit the agent to act for and on my behalf and stead to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such work product with the same legal force and effect as if executed or done by me.

5.Competitive Employment.  During the Agreement Period, including any extensions thereof (as applicable), I agree that I will not directly or indirectly own, manage, work for, provide services to, obtain financial interest in, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, director, agent, independent contractor or otherwise with any other corporation, partnership, proprietorship, firm, association or other entity that is engaged in any manner in the business of the Company.

I further agree that during the same period I will not directly or indirectly own, manage, work for, provide services to, obtain financial interest in, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, director, agent, independent contractor or otherwise with any business entity that is not engaged in the business of the Company in any market in which the Company conducts business or provides services where such other business entity could utilize or gain a business or economic advantage through the use of Confidential Information, Trade Secrets, my training by the Company, my relationship with the Company’s customers, suppliers, vendors, clients or investors or prospective customers, suppliers, vendors, clients or investors or the Company’s goodwill.

I may make passive investments in publicly traded entities not to exceed 3% of the outstanding voting securities of such public entity, provided, however, that such investment do not prevent me from abiding by this Agreement, including this Paragraph 5.

6.Non-solicitation.  During the Agreement Period and for a period of two (2) years thereafter, I will not solicit or encourage, or cause others to solicit or encourage, any employees, suppliers, vendors, or consultants of/to the Company to terminate their employment or other relationship, as applicable, with the Company.

7.Acts to Secure Proprietary Rights.  I agree to perform, during and after the Agreement Period, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Inventions. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents and copyrights or other legal proceedings.

8.No Conflicting Obligations.  My performance of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment, consultancy, and/or tenure as an independent contractor with the Company. I will not disclose, induce, or permit the Company to, either directly or indirectly, use, any confidential or proprietary information or material belonging to any previous employer or other person or entity. I am not a party to any other agreement that will interfere with my full compliance with this Agreement. I will not enter into any agreement, whether written or oral, conflicting with the provisions of this Agreement.

9.Survival. Notwithstanding the termination of the Agreement Period, this Agreement shall survive such termination and continue in accordance with its terms and conditions. Unless provided otherwise in a written contract with the

Company, this Agreement does not in any way restrict my right or the right of the Company to terminate my employment, consultancy, and/or tenure as an independent contractor at any time, for any reason or for no reason.

10.Specific Performance.  A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages, if appropriate).

11.Waiver.  The waiver by the Company of a breach of any provision of this Agreement by me will not operate or be construed as a waiver of any other or subsequent breach by me.

12.Severability.  If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of this Agreement will remain in full force.

13.Governing Law. This Agreement will be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the state of Florida.

14.Entire Agreement.  Except for the Employment Agreement between you and the Company, this Agreement and the Exhibits to this Agreement constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral, except for prior proprietary rights agreements which shall for the period prior to the effective date of this agreement be deemed to be in addition to, and not in lieu of, this Agreement for such prior period. This Agreement may be amended or modified only with the written consent of both me and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

15.Assignment.  This Agreement may be assigned by the Company. I may not assign or delegate my duties under this Agreement without the Company’s prior written approval. This Agreement shall be binding upon my heirs, successors and permitted assignees.

EMPLOYEE

Date: 2/26/2015		/s/ John A. Cuomo
(Name)

John A. Cuomo
(Printed Name)

Date: 2/26/2015	KLX INC.

	By:	/s/ Roger Franks

	Title:	General Counsel, Vice President –
Law and Human Resources

Appendix A to the 2015 Proprietary Rights Agreement